For Ministry Use Only
A l'usage exclusif du ministère

Ministry of Consumer and Business Services
Ministère des Services aux consommateurs et aux entreprises

CERTIFICATE
This is to certify that these articles are effective on

CERTIFICAT
Ceci certifie que les présents statuts entrent en vigueur le

OCTOBER 0 9 OCTOBRE, 2003

Director / Directrice
Business Corporations Act / Loi sur les sociétés par actions

Ontario Corporation Number
Numéro de la compagnie en Ontario

1591416

1.

Form 4
Business Corporations Act

Formule numéro 4
Loi sur les compagnies

ARTICLES OF AMALGAMATION
STATUTS DE FUSION

1. The name of the amalgamated corporation is: *Dénomination sociale de la société issue de la fusion:*

J A G U A R M I N I N G I N C .

2. The address of the registered office is: *Adresse du siège social:*

Suite 2500, 20 Queen Street West

(Street & Number or R.R. Number & if Multi-Office Building give Room No.)
(Rue et numéro, ou numéro de la R.R. et, s'il s'agit d'un édifice à bureaux, numéro du bureau)

City of Toronto | M 5 H 3 S 1

(Name of Municipality or Post Office)
(Nom de la municipalité ou du bureau de poste)
(Postal Code/Code postal)

3. Number (or minimum and maximum number) of directors is: *Nombre (ou nombres minimal et maximal) d'administrateurs:*

Minimum: 3, Maximum: 11

4. The director(s) is/are: *Administrateur(s):*

First name, initials and surname *Prénom, initiales et nom de famille*	Address for service, giving Street & No. or R.R. No., Municipality and Postal Code *Domicile élu, y compris la rue et le numéro, le numéro de la R.R., ou le nom de la municipalité et le code postal*	Resident Canadian State Yes or No *Résident canadien Oui/Non*
Daniel R. Titcomb	48 Pleasant Street, Concord NH 03301	No
Robert Jackson	370 Maple Ave., Oakville, Ontario L6J 2H9	Yes
Gary German	Scotia Plaza, 40 King Street West, Suite 3600 Toronto, Ontario M5H 3Y2	Yes

4. The director(s) is/are — *Administrateur(s):*

First name, initials and surname *Prénom, initiales et nom de famille*	Address for service, giving Street & No. or R.R. No., Municipality and Postal Code. *Domicile élu, y compris la rue et le numéro, le numéro de la R.R., le nom de la municipalité et le code postal*	**Resident Canadian State Yes or No** ***Résident canadien Oui/Non***
Juvenil Felix	Rua Fernandes Tourinho, 487 Sala 402 30.112-000, Savassi - Belo Horizonte, Minas Gerais, Brazil	No
Gabriel Crozzoli	161 Bay Street, Suite 2400 BCE Place, P.O. Box 716 Toronto, Ontario M5J 2S1	Yes

5. A) The amalgamation agreement has been duly adopted by the shareholders of each of the amalgamating corporations as required by subsection 176 (4) of the Business Corporations Act on the date set out below. [X]

A) Les actionnaires de chaque compagnie qui fusionne ont dûment adopté la convention de fusion conformément au paragraphe 176 (4) de la Loi sur les compagnies à la date mentionnée ci-dessous.

Check A or B — Cocher A ou B

B) The amalgamation has been approved by the directors of each amalgamating corporation by a resolution as required by section 177 of the Business Corporations Act on the date set out below. The articles of amalgamation in substance contain the provisions of the articles of incorporation of [ ]

B) Les administrateurs de chaque compagnie qui fusionne ont approuvé la fusion par voie de résolution conformément à l'article 177 de la Loi sur les compagnies à la date mentionnée ci-dessous. Les statuts de fusion reprennent essentiellement les dispositions des statuts constitutifs de

and are more particularly set out in these articles.

et sont énoncés textuellement aux présentes statuts.

Names of amalgamating corporations *Dénomination sociale des compagnies qui fusionnent*	Ontario Corporation Number *Numéro de la compagnie en Ontario*	Date of Adoption/Approval *Date d'adoption ou d'approbation*
Rainbow Gold Ltd.	1043593	September 26, 2003
Jaguar Mining Inc.	1589461	October 8, 2003

5\. A) The amalgamation agreement has been duly adopted by the shareholders of each of the amalgamating corporations as required by subsection 176 (4) of the Business Corporations Act on the date set out below. [X]

A) Les actionnaires de chaque compagnie qui fusionne ont dûment adopté la convention de fusion conformément au paragraphe 176 (4) de la Loi sur les compagnies à la date mentionnée ci-dessous.

Check A or B — Cocher A ou B

B) The amalgamation has been approved by the directors of each amalgamating corporation by a resolution as required by section 177 of the Business Corporations Act on the date set out below. The articles of amalgamation in substance contain the provisions of the articles of incorporation of [ ]

B) Les administrateurs de chaque compagnie qui fusionne ont approuvé la fusion par voie de résolution conformément à l'article 177 de la Loi sur les compagnies à la date mentionnée ci-dessous. Les statuts de fusion reprennent essentiellement les dispositions des statuts constitutifs de

and are more particularly set out in these articles.

et sont énoncés textuellement aux présentes statuts.

Names of amalgamating corporations *Dénomination sociale des compagnies qui fusionnent*	Ontario Corporation Number *Numéro de la compagnie en Ontario*	Date of Adoption/Approval *Date d'adoption ou d'approbation*
Rainbow Gold Ltd.	1043593	September 26, 2003
Jaguar Mining Inc.	1589461	October 8, 2003

6. Restrictions, if any, on business the corporation may carry on or on powers the corporation exercise.

Limites, s'il y a lieu, imposées aux activités commerciales ou aux pouvoirs de la compagnie. 3.

NONE

7. The classes and any maximum number of shares that the corporation is authorized to issue:

Catégories et nombre maximal, s'il y a lieu, d'actions que la compagnie est autorisée à émettre:

Class of Shares	Maximum Number
Common shares	Unlimited

8. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:

Droits, privilèges, restrictions et conditions, s'il y a lieu, rattachés à chaque catégorie d'actions et pouvoirs des administrateurs relatifs à chaque catégorie d'actions qui peut être émise en série: 4.

NONE

9. The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows:

L'émission, le transfert ou la propriété d'actions est/n'est pas restreinte. Les restrictions, s'il y a lieu, sont les suivantes: 5.

None

10. Other provisions, (if any):

Autres dispositions, s'il y a lieu:

(a) The directors of the corporation may, without authorization of the shareholders:

(i) borrow money on the credit of the Corporation;

(ii) issue, reissue, sell or pledge debt obligations of the Corporation;

(iii) subject to the Business Corporations Act of Ontario, give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

(iv) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

The directors may from time to time delegate to such one or more of the directors and officers of the Corporation as may be designated by the directors all or any of the powers conferred on the directors above to such extent and in such manner as the directors shall determine with respect to each such delegation.

11. The statements required by subsection 178(2) of the Business Corporations Act are attached as Schedule "A".

Les déclarations exigées aux termes du paragraphe 178(2) de la Loi sur les compagnies constituent l'annexe "A".

12. A copy of the amalgamation agreement or directors resolutions (as the case may be) is/are attached as Schedule "B".

Une copie de la convention de fusion ou les résolutions des administrateurs (selon le cas) constitute(nt) l'annexe "B".

These articles are signed in duplicate.

Les présents statuts sont signés en double exemplaire. **6.**

Names of the amalgamating corporations and signatures and descriptions of office of their proper officers.	*Dénomination sociale des compagnies qui fusionnent, signature et fonction de leurs dirigeants régulièrement désignés.*

RAINBOW GOLD LTD.

Per: [signature]

ROBERT YEOMAN

Name of Officer

PRESIDENT.

Office held

JAGUAR MINING INC.

Per: [signature]

JEFFREY C KIRCHHOFF

Name of Officer

CHIEF FINANCIAL OFF.

Office Held

SCHEDULE "A"

SCHEDULE "A"

STATEMENT OF DIRECTOR OR OFFICER OF

RAINBOW GOLD LTD.
(the "Corporation")

PURSUANT TO SUBSECTION 178(2) OF THE BUSINESS CORPORATIONS ACT (ONTARIO) (the "Act")

WHEREAS the Corporation and Jaguar Mining Inc. wish to amalgamate and continue as one corporation (the "**Amalgamated Corporation**") pursuant to Section 175 of the Act;

AND WHEREAS the undersigned is required to make the following statements in connection with the said amalgamation:

1. The undersigned is President and a director of the Corporation.

2. There are reasonable grounds for believing that:

   (a) the Corporation is and the Amalgamated Corporation will be able to pay its liabilities as they become due;

   (b) the realizable value of the assets of the Amalgamated Corporation will not be less than the aggregate of its liabilities and stated capital of all classes; and

   (c) no creditor of the Corporation will be prejudiced by the amalgamation.

DATED as of the 7th day of October, 2003.

Robert Yeoman
President and Director

STATEMENT OF DIRECTOR OR OFFICER OF

JAGUAR MINING INC.
(the "Corporation")

PURSUANT TO SUBSECTION 178(2) OF THE BUSINESS CORPORATIONS ACT (ONTARIO) (the "Act")

WHEREAS the Corporation and Rainbow Gold Ltd. wish to amalgamate and continue as one corporation (the "**Amalgamated Corporation**") pursuant to Section 175 of the Act;

AND WHEREAS the undersigned is required to make the following statements in connection with the said amalgamation:

1. The undersigned is an officer of the Corporation.

2. There are reasonable grounds for believing that:

   (a) the Corporation is and the Amalgamated Corporation will be able to pay its liabilities as they become due;

   (b) the realizable value of the assets of the Amalgamated Corporation will not be less than the aggregate of its liabilities and stated capital of all classes; and

   (c) no creditor of the Corporation will be prejudiced by the amalgamation.

DATED as of the 30th day of September, 2003.

Robert J. Lloyd
Secretary

SCHEDULE "B"

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT made as of the 16th day of June, 2003,

BETWEEN:

RAINBOW GOLD LTD., a body corporate incorporated under the laws of Ontario (hereinafter called **"Rainbow"**)

OF THE FIRST PART

- and -

JAGUAR MINING INC., a body corporate incorporated under the laws of New Brunswick (hereinafter called **"Jaguar"**)

OF THE SECOND PART

WHEREAS Rainbow and Jaguar wish to amalgamate and continue as one corporation to be known as "Jaguar Mining Inc." in accordance with the terms and conditions hereof;

AND WHEREAS the parties hereto intend to carry out the transactions herein contemplated by way of Amalgamation under the provisions of the OBCA;

NOW THEREFORE IN CONSIDERATION of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS

1.1 In this Agreement, unless the context otherwise requires:

(a) **"Agent"** means Kingsdale Capital Partners Inc. or Kingsdale Capital Markets Inc., as applicable, with an address at Scotia Plaza, 40 King Street West, Suite 3600, Toronto, ON, Canada M5H 3Y2;

(b) **"Agent's Warrants"** means collectively, the Agent's Round A Warrant, the Agent's Round B.1 Warrant and the Agent's Round B.2 Warrant;

(c) **"Agent's Round A Warrant"** means the agent's warrant issued as of December 23, 2002 and January 7, 2003 in connection with the issuance of the Round A Special Warrants, exercisable prior to the Warrant Expiry Time into an Agent's option to purchase up to 80,000 units of Jaguar at US$0.50 per unit, with each unit consisting of one (1) Jaguar Share and one half of one purchase warrant, with each whole purchase warrant entitling the holder thereof to purchase one (1) Jaguar Share at US$0.75 per share until the Warrant Expiry Time;

(d) **"Agent's Round B.1 Warrant"** means the agent's warrant issued as of April 11, 2003 in connection with the issuance of the Round B.1 Special Warrants, exercisable prior to the Warrant Expiry Time into an Agent's option to purchase up to 30,000 units of Jaguar at

US$1.50 per unit, with each unit consisting of one (1) Jaguar Share and one half of one purchase warrant, with each whole purchase warrant entitling the holder thereof to purchase one (1) Jaguar Share at US$2.00 per share until the Warrant Expiry Time;

(e) "**Agent's Round B.2 Warrant**" means the agent's warrant issued as of June 4, 2003 in connection with the issuance of the Round B.2 Special Warrants, exercisable prior to the Warrant Expiry Time into an Agent's option to purchase up to 190,000 units of Jaguar at US$1.00 per unit, with each unit consisting of one (1) Jaguar Share and one half of one purchase warrant, with each whole purchase warrant entitling the holder thereof to purchase one (1) Jaguar Share at US$1.75 per share until the Warrant Expiry Time;

(f) "**Agreement**" means this agreement, including the recitals and all Exhibits to this agreement, as amended or supplemented from time to time, and "**hereby**", "**hereof**", "**herein**", "**hereunder**", "**herewith**" and similar terms refer to this Agreement and not to any particular provision of this Agreement;

(g) "**Amalco**" means the amalgamated corporation resulting from the amalgamation of Rainbow and Jaguar, which will carry on business under the name "Jaguar Mining Inc." or such other name approved by Rainbow and Jaguar and acceptable to the Exchange;

(h) "**Amalco Agent's Warrants**" means warrants of Amalco to be issued to the Agent in exchange for the outstanding Agent's Warrants at the Effective Time;

(i) "**Amalco Purchase Warrants**" means the purchase warrants of Amalco to be issued in exchange for the outstanding Jaguar Purchase Warrants at the Effective Time;

(j) "**Amalco Shares**" means the common shares of Amalco to be created and issued in connection with the Amalgamation;

(k) "**Amalco Special Warrants**" means the special warrants of Amalco to be issued in exchange for the outstanding Jaguar Special Warrants at the Effective Time;

(l) "**Amalco Options**" means the options to purchase Amalco Shares to be issued in exchange for the outstanding Jaguar Options and Rainbow Options at the Effective Time;

(m) "**Amalgamation**" means an amalgamation under the provisions of Sections 174 and 175 of the OBCA, on the terms and conditions set forth in this Agreement;

(n) "**Applicable Laws**" means applicable corporate and securities laws, regulations and rules, all policies thereunder and rules of applicable stock exchanges;

(o) "**Approvals**" means all necessary approvals, permits, sanctions, rulings, orders or consents from any government, governmental body, regulatory authority, self-regulatory organization, lender or other third party with respect to the transactions contemplated by this Agreement;

(p) "**Articles of Amalgamation**" means the articles of amalgamation set forth in Exhibit "1", together with such other changes or amendments thereto as are permitted hereby or otherwise agreed to by Rainbow and Jaguar;

(q) **"Automatic Exercise Time"** means:

(i) with respect to the Round A Special Warrants, 5:00 p.m. (Toronto time) on the sixth (6th) business day after a receipt for a final prospectus is received from the last of the securities regulators of the jurisdictions in which holders are resident on the date of the issuance; and

(ii) with respect to the Round B.1 Special Warrants and Round B.2 Special Warrants, 5:00 p.m. (Toronto time) on the day that is the earlier of (i) the sixth (6th) business day after a receipt for a prospectus is received from the last of the securities regulators of the jurisdictions in which holders are resident on the date of the issuance, and (ii) the date that is the day immediately prior to the completion of the Reactivation Transaction.

(r) **"business day"** means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Toronto for the transaction of banking business;

(s) **"Certificate"** means a certificate of amalgamation in respect of Amalco issued by the Director pursuant to the OBCA;

(t) **"Closing"** means the completion of the Amalgamation;

(u) **"Closing Date"** means the fifth (5th) business day after the filing of the Articles of Amalgamation, or such other date as agreed upon by the parties;

(v) **"Confidential Information"** means any confidential and proprietary information of a special and unique nature and value concerning the businesses and affairs of Rainbow or Jaguar and its subsidiary that is not already generally available to the public;

(w) **"Consultant"** has the meaning set out in Section 11.8;

(x) **"Consulting Agreement"** has the meaning set out in Section 11.8;

(y) **"Continuance"** means the discontinuance of Jaguar out of the NBCA and the continuance of Jaguar into the OBCA;

(z) **"control"** means, with respect to control of a body corporate by a person, the holding (other than by way of security) by or for the benefit of that person of securities of that body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate (whether or not securities of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) provided that such votes, if exercised, are sufficient to elect a majority of the board of directors of the body corporate;

(aa) **"Depository"** means Computershare Trust Company of Canada, or such other trust company as may be appointed by Rainbow;

(bb) **"Director"** means the Director appointed pursuant to Section 278 of the OBCA;

(cc) **"Dissenting Shareholders"** means, as the case may be: (a) with respect to Rainbow, the Rainbow Shareholders who exercise the right of dissent available to such holders in

respect of the special resolution to be placed before the Rainbow Shareholders at the Meeting in respect of the Amalgamation; or (b) with respect to Jaguar, the Jaguar Shareholders who exercise the right of dissent available to such holders in respect of the special resolution in respect of the Continuance or the special resolution in respect of the Amalgamation;

(dd) **"Effective Date"** means the effective date of the Amalgamation as set forth in the Certificate;

(ee) **"Effective Time"** means 12:01 a.m. (Toronto time) on the Effective Date;

(ff) **"Encumbrance"** includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, claim, trust, royalty or carried, participation, net profits or other third party interest and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(gg) **"Exchange"** means the TSX Venture Exchange;

(hh) **"Financing"** means the offering by Jaguar from the date hereof to the Effective Time of equity securities, debentures or any other instrument of Jaguar made for fair market value and the proceeds of which are used for legitimate business purposes of Jaguar (such fair market value and legitimate purposes being as the directors of Jaguar shall in good faith determine);

(ii) **"Governmental Authority"** includes any federal, provincial, municipal or other political subdivision, government department, commission, board, bureau, agency or instrumentality, domestic or foreign;

(jj) **"Information Circular"** means the information circular of Rainbow to be mailed to Rainbow Shareholders in connection with the holding of the Meeting;

(kk) **"Jaguar"** means Jaguar Mining Inc., a company incorporated under the NBCA;

(ll) **"Jaguar Financial Statements"** means, collectively, the audited consolidated financial statements of Jaguar for the financial year ended December 31, 2002 and the unaudited interim consolidated financial statements of Jaguar for the three month period ended March 31, 2003;

(mm) **"Jaguar MSOL"** means Mineracao Serras do Oeste, Ltda., a subsidiary of Jaguar incorporated under the laws of the Republic of Brazil;

(nn) **"Jaguar Options"** means the outstanding options issued or that may be issued by Jaguar prior to the Effective Time under the Jaguar Stock Option Plan;

(oo) **"Jaguar Purchase Warrants"** means, collectively, the 420,000 purchase warrants issued by Jaguar that are outstanding as of the date of this Agreement, with each warrant entitling the holder thereof to purchase one (1) Jaguar Share, of which:

(i) 120,000 of the Jaguar Purchase Warrants are exercisable at US$0.65 per share until one year after the Jaguar Shares become listed and begin trading on a

recognized stock exchange,

(ii) 200,000 of the Jaguar Purchase Warrants are exercisable at US$0.65 per share until August 31, 2004; and

(iii) 100,000 of the Jaguar Purchase Warrants are exercisable at US$0.75 per share until the Warrant Expiry Time;

(pp) **"Jaguar Shareholders"** means the holders of the Jaguar Shares;

(qq) **"Jaguar Shares"** means the common shares of Jaguar, as presently constituted;

(rr) **"Jaguar Special Warrants"** means, collectively, the Round A Special Warrants, the Round B.1 Special Warrants and the Round B.2 Special Warrants;

(ss) **"Jaguar Stock Option Plan"** means the incentive stock option plan adopted by Jaguar on March 19, 2003;

(tt) **"material adverse change"**, when used in connection with Rainbow or Jaguar, means any change, effect, event or occurrence that is, or would reasonably be expected to be, material and adverse to the business, operations, financial condition or prospects of such party and its subsidiaries, taken as a whole, other than any change, effect, event or occurrence relating to: (i) the Canadian or United States' economy or securities markets in general but not specifically relating to Rainbow or Jaguar or its subsidiary; (ii) the trading price of the Rainbow Shares, unrelated to any change, effect, event or occurrence that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition of Rainbow, taken as a whole; or (iii) the business, operations or financial condition of Rainbow or Jaguar related to the announcement or completion of the transactions contemplated by this Agreement.

(uu) **"Meeting"** means the special meeting of the Rainbow Shareholders to be held to approve the Amalgamation at the offices of Fogler, Rubinoff LLP, Suite 4400, Royal Trust Tower, Toronto, Ontario or such other place as Rainbow shall determine;

(vv) **"misrepresentation"** includes any untrue statement of a material fact, any omission to state a material fact that is required to be stated and any omission to state a material fact that is necessary to be stated in order for a statement not to be misleading;

(ww) **"NBCA"** means the *Business Corporations Act* (New Brunswick), as amended, including the regulations thereunder;

(xx) **"OBCA"** means the *Business Corporations Act* (Ontario), as amended, including the regulations thereunder;

(yy) **"person"** includes any individual, partnership, firm, trust, body corporate, government, governmental body, agency or instrumentality, unincorporated body of persons or association;

(zz) **"Rainbow"** means Rainbow Gold Ltd., a company incorporated under the OBCA;

(aaa) **"Rainbow Counsel"** means Fogler, Rubinoff LLP;

(bbb) **"Rainbow Financial Statements"** means, collectively, the audited financial statements of Rainbow for the years ended January 31, 2003, 2002 and 2001 and the unaudited interim financial statements of Rainbow for the three month period ended April 30, 2003;

(ccc) **"Rainbow Options"** means the 347,990 outstanding options issued by Rainbow under its stock option plan as of the date of this Agreement;

(ddd) **"Rainbow Shareholders"** means holders of the Rainbow Shares;

(eee) **"Rainbow Shares"** means the common shares of Rainbow, as presently constituted;

(fff) **"Reactivation Transaction"** means the completion by Rainbow and Jaguar of the Amalgamation;

(ggg) **"Round A Special Warrants"** means the 800,000 special warrants issued by Jaguar as of December 23, 2002 and January 7, 2003 at a price of US$0.50 per special warrant, with each Round A Special Warrant exercisable up to the Warrant Expiry Time, without any additional consideration, into one (1) Jaguar Share and one half of one purchase warrant, with each whole purchase warrant entitling the holder thereof to purchase one (1) Jaguar Share at US$0.75 per share prior to the Warrant Expiry Time;

(hhh) **"Round B.1 Special Warrants"** means the 300,000 special warrants issued by Jaguar as of April 11, 2003 at a price of US$1.00 per special warrant, with each Round B.1 Special Warrant exercisable on or prior to the Automatic Exercise Time, without any additional consideration, into one (1) Jaguar Share and one half of one purchase warrant, with each whole purchase warrant entitling the holder thereof to purchase one (1) Jaguar Share at US$1.50 per share prior to the Warrant Expiry Time;

(iii) **"Round B.2 Special Warrants"** means the 1,900,000 special warrants issued by Jaguar (650,000 issued as of May 30, 2003 and 1,250,000 issued as of June 3, 2003) at a price of US$1.00 per special warrant, with each Round B.2 Special Warrant exercisable on or prior to the Automatic Exercise Time, without any additional consideration, into one (1) Jaguar Share and one half of one purchase warrant, with each whole purchase warrant entitling the holder thereof to purchase one (1) Jaguar Share at US$1.75 per share prior to the Warrant Expiry Time;

(jjj) **"Share for Debt Transaction"** has the meaning set out in Section 11.8;

(kkk) **"subsidiary"** means, when used to indicate a relationship with another body corporate,

(i) a body corporate which is controlled by

(A) that other,

(B) that other and one or more bodies corporate, each of which is controlled by that other, or

(C) two or more bodies corporate each of which is controlled by that other,

or

(ii) a subsidiary of a body corporate that is the other's subsidiary;

(lll) **"Target Business"** means 100% of the assets and liabilities of Jaguar including, without limitation, Jaguar MSOL, properties, lands and other assets;

(mmm) **"Tax Act"** means the *Income Tax Act* (Canada);

(nnn) **"Taxes"** means all taxes, however denominated, including any interest, penalties or other additions that are or may become payable in respect thereof imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), payroll and employee withholding taxes, unemployment insurance, social insurance taxes, sales and use taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Rainbow or Jaguar or its subsidiary is required to pay, withhold or collect; and

(ooo) **"Warrant Expiry Time"** means 5:00 p.m. (Toronto time) on the second anniversary of the date that the Amalco Shares are listed for trading on the Exchange.

1.2 The following Schedules and Exhibit form a part of this Agreement:

Schedule "A" – Jaguar Action Particulars
Schedule "B" – Rainbow Option Particulars
Schedule "C" – Rainbow Debt, Cost and Expense Estimates

Exhibit "1" - Articles of Amalgamation

ARTICLE 2
INTERPRETATION

2.1 The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

2.2 Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph, clause, subclause or schedule by number or letter or both refer to the article, section, subsection, paragraph, clause, subclause or schedule, respectively, bearing that designation in this Agreement.

2.3 In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders.

2.4 In the event that the date on which any action is required to be taken hereunder by any of the parties is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

2.5 References in this Agreement to any statute or sections thereof shall include such statute as amended or substituted and any regulations thereunder from time to time in effect.

2.6 Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

ARTICLE 3
CLOSING CONDITIONS OF JAGUAR

3.1 The obligations of Jaguar to complete the transactions contemplated herein are subject to the fulfilment of the following conditions precedent on or before the Effective Date or such other time as is specified below:

(a) the representations and warranties made by Rainbow in Section 7.1 of this Agreement shall be true in all material respects as of the Effective Date as if made on and as of such date, and Rainbow shall have provided to Jaguar a certificate of an officer of Rainbow certifying as to such matters on the Effective Date;

(b) Rainbow shall have complied in all material respects with its covenants in this Agreement and Rainbow shall have provided to Jaguar a certificate of an officer of Rainbow certifying as to such compliance;

(c) before giving effect to the transactions contemplated by this Agreement, there shall have been no material adverse change to Rainbow;

(d) the board of directors of Rainbow shall not have changed, withdrawn or modified its endorsement of the Amalgamation, its determination that the Amalgametion is fair and in the best interests of Rainbow and the Rainbow Shareholders and its recommendation that Rainbow Shareholders vote in favour of the Amalgamation;

(e) Rainbow and Jaguar shall have received letters of resignation from each person in their capacities as directors and officers of Rainbow and Jaguar (except to the extent that such persons are named in this Agreement as Directors of Amalco;

(f) Rainbow shall not have incurred any expenses or liabilities from April 30, 2003 until the Effective Date, other than ordinary course operating expenses and those expenses incurred in connection with the transactions contemplated by this Agreement, substantially in accordance with Schedule "C";

(g) holders holding not more than 20% of the issued and outstanding Rainbow Shares shall have exercised rights of dissent in relation to the Amalgamation and Rainbow shall have provided to Jaguar a certificate of an officer of Rainbow certifying on the Effective Date the number of Rainbow Shares in respect of which, to such officer's knowledge, the holders thereof have exercised rights of dissent;

(h) Jaguar shall have been satisfied, in its sole discretion, on or before the Closing Date, of the results of Jaguar's due diligence on the affairs of Rainbow;

(i) Jaguar shall have received from Rainbow Counsel an opinion in customary form and substance acceptable to Jaguar Counsel acting reasonably; and

(j) the Share for Debt Transaction shall have been approved by the Exchange.

3.2 The conditions precedent set out in Section 3.1 are for the benefit of Jaguar and may be waived, in whole or in part, by Jaguar in writing at any time. If any of the said conditions precedent shall not be complied with or waived by Jaguar on or before the date required for the performance thereof, Jaguar may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by written notice to Rainbow.

ARTICLE 4
CLOSING CONDITIONS OF RAINBOW

4.1 The obligations of Rainbow to complete the transactions contemplated herein are subject to fulfilment of the following conditions precedent on or before the Effective Date or such other time as is specified below:

(a) the representations and warranties made by Jaguar in Section 6.1 of this Agreement shall be true in all material respects as of the Effective Date as if made on and as of such date, and Jaguar shall have provided to Rainbow a certificate of an officer of Jaguar certifying as to such matters on the Effective Date;

(b) Jaguar shall have complied in all material respects with its covenants in this Agreement and Jaguar shall have provided to Rainbow a certificate of an officer certifying as to such compliance;

(c) before giving effect to the transactions contemplated by this Agreement, there shall have been no material adverse change to Jaguar or the Target Business;

(d) the board of directors of Jaguar shall not have changed, withdrawn or modified its endorsement of the Continuance and Amalgamation, its determination that the Continuance and Amalgamation are fair and in the best interest of Jaguar and the Jaguar Shareholders and its recommendation that Jaguar Shareholders vote in favour of the Continuance and Amalgamation;

(e) Rainbow shall have been satisfied, in its sole discretion, of the results of Rainbow's due diligence on the affairs of Jaguar and its subsidiary and the Target Business such due diligence being completed by June 9, 2003 and such condition precedent being deemed satisfied or waived for the purposes of this Agreement except to the extent Rainbow shall give notice by June 9, 2003 of specific matters as to which Rainbow has objection or requires specific due diligence in which case the condition precedent shall not be waived under this Agreement as of June 9, 2003;

(f) Rainbow shall have received from Jaguar Counsel an opinion in customary form and substance acceptable to Rainbow Counsel acting reasonably; and

(g) each Consulting Agreement shall have been executed by Jaguar and to be assumed by Amalco.

4.2 The conditions precedent set out in Section 4.1 are for the benefit of Rainbow and may be waived, in whole or in part, by Rainbow in writing at any time. If any of the said conditions precedent shall not be complied with or waived by Rainbow on or before the date required for the performance thereof Rainbow may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by written notice to Jaguar.

ARTICLE 5
MUTUAL CLOSING CONDITIONS

5.1 The obligations of Rainbow and Jaguar to complete the transactions contemplated herein are subject to fulfilment of the following conditions precedent on or before the Effective Date or such other time as is specified below:

(a) holders of not less than 66 2/3% of the Jaguar Shares shall have voted in favour of the Continuance;

(b) the special resolution approving the Amalgamation shall have been duly passed by the Jaguar Shareholders and the Rainbow Shareholders on or before October 30, 2003 in form and substance satisfactory to each of Rainbow and Jaguar, acting reasonably;

(c) Rainbow and Jaguar shall have obtained all Approvals on terms and conditions reasonably satisfactory to Rainbow and Jaguar;

(d) the Exchange shall have conditionally approved the Amalgamation;

(e) there shall be no action taken under any existing Applicable Laws nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any Governmental Authority, domestic or foreign, that:

  (i) makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Amalgamation or any other transactions contemplated herein; or

  (ii) results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein; and

(f) the Amalco Shares shall have been approved for listing on the Exchange as a Tier 2 company with an active status.

5.2 The conditions precedent set out in Section 5.1 are for the mutual benefit of Rainbow and Jaguar and may be waived, in whole or in part, by Rainbow and Jaguar together, at any time. If any of the said conditions precedent shall not be complied with or waived as aforesaid on or before the date required for the performance thereof, Rainbow or Jaguar may, in addition to the other remedies it may have at law or in equity, rescind and terminate this Agreement by written agreement.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF JAGUAR

6.1 Jaguar hereby represents, warrants and covenants to Rainbow that:

(a) each of Jaguar and its subsidiary is duly organized and validly existing under the laws of its jurisdiction of incorporation, has the capacity, power and authority to own or lease its property and assets and to carry on its business as now conducted by it;

(b) each of Jaguar and its subsidiary is duly qualified to carry on business in each jurisdiction in which the nature of its business or the property or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the business, assets, properties, condition (financial and otherwise) or results of operations of Jaguar or its subsidiary, taken as a whole;

(c) Jaguar, directly or indirectly, has no subsidiaries other than Jaguar MSOL;

(d) Jaguar and its subsidiary have complied with and are in compliance with all laws or regulations applicable to the operation of its business, including all Applicable Laws, except where failure to do so would not have a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of Jaguar and its subsidiary, taken as a whole, and Jaguar and its subsidiary have all licenses, permits, orders or approvals of, and has made all required registrations with any government or regulatory body that are material to the conduct of its business;

(e) Jaguar has all requisite corporate power and authority to enter into this Agreement and all documents to be delivered pursuant hereto and thereto and, subject to the terms hereof, to perform its obligations hereunder and thereunder;

(f) the execution and delivery of this Agreement and all documents to be delivered pursuant hereto, the performance of the terms hereof and thereof and the consumption of the transactions contemplated herein and therein do not and will not:

  (i) result in the breach of or violate any term or provision of the articles, by-laws or governing documents of Jaguar or its subsidiary:

  (ii) conflict with, result in a breach or constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, license, permit or authority to which Jaguar or its subsidiary are a party or by which they are bound or to which any of its or their property is subject;

  (iii) result in the creation of any Encumbrance upon any assets comprised in the Target Business;

  (iv) give to any person any material interest or right, including the right of purchase, termination, cancellation or acceleration under any such agreement, instrument, license, permit or authority; or

  (v) violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to either Jaguar, its subsidiary, the Jaguar Shares or the Target Business;

(g) the board of directors of Jaguar has determined that the Continuance and the Amalgamation are fair to the holders of the Jaguar Shares, that the Continuance and the Amalgamation are in the best interests of the holders of the Jaguar Shares, has approved

the Continuance and the Amalgamation and the entering into of this Agreement and will recommend that holders of Jaguar Shares vote in favour of the Continuance and the Amalgamation:

(h) Jaguar has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commission, financial advisory fees or other similar forms of compensation with respect to the transactions contemplated herein other than pursuant to any engagement agreement or agency agreement entered into with the Agent, particulars of which have been disclosed to Rainbow;

(i) except as disclosed in Schedule "A", there are no actions, suits, other legal, administrative or arbitration proceedings or government investigations commenced, or to the knowledge of Jaguar, contemplated, at law or in equity or before or by any court or other Governmental Authority and which involve or affect Jaguar or the Target Business, including, without limitation, the title to, or ownership of, the Target Business, which could have a material adverse effect, financial or otherwise, on the assets, liabilities, business, operations, affairs, capital or financial condition of Jaguar or the Target Business and, to the best of the knowledge, information and belief of Jaguar, there are no grounds upon which any such actions, suits or proceedings may be commenced with a reasonable likelihood of success;

(j) the authorized capital of Jaguar consists of an unlimited number of Jaguar Shares without nominal or par value, of which, as at the date hereof, there are 10,280,000 Jaguar Shares issued and outstanding, all of which are issued as fully paid and non-assessable;

(k) no person has any agreement, option, right or privilege (including, without limitation, whether by law, pre-emptive right, contract or otherwise) to purchase, subscribe for, convert into, exchange for or otherwise require the issuance of any of the unissued shares or other securities of Jaguar, nor any agreement, option, right or privilege capable of becoming any such agreement, option, right or privilege, except for:

(i) 450,000 Jaguar Shares reserved for issuance under the Agent's Warrants;

(ii) 420,000 Jaguar Shares reserved for issuance upon due exercise of the Jaguar Purchase Warrants;

(iii) 4,500,000 Jaguar Shares reserved for issuance upon due exercise of the previously issued Jaguar Special Warrants; and

(iv) 1,200,000 Jaguar Shares reserved for issuance upon due exercise of the Jaguar Options;

(l) Jaguar does not have any agreement of any nature to acquire the shares of any corporation, or to acquire or lease any other business operations out of the ordinary course of business of the Target Business;

(m) the minute books of Jaguar and its subsidiary are true and correct in all material respects and each contains the minutes of all meetings and all resolutions of the directors and shareholders thereof;

(n) since March 31, 2003, other than as disclosed in writing to Rainbow or consented to in writing by Rainbow, Jaguar has:

(i) not amended its articles, by-laws or other governing documents;

(ii) not disposed of any property or assets out of the ordinary course of business;

(iii) conducted its business in all material respects in the usual, ordinary and regular course;

(iv) not suffered any material adverse change, financial or otherwise, in its business, financial condition, assets, properties, liabilities or operations (taken as a whole) or any occurrences or circumstances which have resulted or might reasonably be expected to result in a material adverse change thereto; or

(v) not made any change in its accounting principles and practices as therefore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;

(o) except as have been disclosed in writing to Rainbow prior to the date hereof, there are no contracts or arrangements to which Jaguar is a party with any director, officer, employee or any other person not dealing at arm's length with Jaguar or its subsidiary, or any associate or affiliate of any such director, officer, employee or any other person not dealing at arm's length with Jaguar, nor is there any indebtedness owing by Jaguar or its subsidiary to any such parties or by any such parties to Jaguar;

(p) Jaguar and its subsidiary have duly and timely filed, in proper form, returns in respect of Taxes under the Tax Act, the income tax legislation of any province of Canada or any foreign country in which it carries on business or to the jurisdiction of which it is otherwise subject, and similar legislation of other provinces or jurisdictions having jurisdiction over the affairs of Jaguar, for all prior periods in respect of which such filings have heretofore been required, and all Taxes shown thereon and all Taxes owing with respect to periods ending on or prior to December 31, 2002 have been paid or accrued on the books of Jaguar and all payments by Jaguar to any non-resident of Canada have been made in accordance with all applicable legislation in respect of withholding tax; and Jaguar has withheld from each payment made to any of its officers, directors, former directors and employees the amount of all Taxes (including, without limitation, income tax) and other deductions required to be withheld therefrom and has paid the same to the proper tax or other authority within the time required under any applicable tax legislation;

(q) Jaguar is not a party to or bound by any agreement, guarantee, indemnification, or endorsement or like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any person, firm or corporation;

(r) the Jaguar Financial Statements will be prepared in accordance with Canadian generally accepted accounting principles, the requirements of applicable Governmental Authority and applicable Canadian securities laws and the Jaguar Financial Statements will present fairly, in all material respects, the consolidated financial position and results of operations of Jaguar and its subsidiary as of the respective dates thereof and for the respective

periods covered thereby and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of Jaguar and its subsidiary on a consolidated basis; and

(s) to the best of its knowledge, all operations of Jaguar and its subsidiary have been conducted, and are now, in compliance with all applicable environmental laws; neither Jaguar nor its subsidiary is aware of, or is subject to:

(i) any proceeding, application order or directive which relates to environmental health or safety matters, and which may require any work, repairs, construction or expenditures; or

(ii) any demand or notice with respect to the breach of any environmental laws applicable to Jaguar or its subsidiary.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF RAINBOW

7.1 Rainbow hereby represents and warrants to Jaguar that:

(a) Rainbow is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has the capacity, power and authority to own or lease its property and assets and to carry on its business as now conducted by it;

(b) Rainbow is duly qualified to carry on business in each jurisdiction in which the nature of its business or the property or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of Rainbow;

(c) Rainbow, directly or indirectly, has no subsidiaries;

(d) Rainbow has complied with and is in compliance with all laws or regulations applicable to the operation of its business, including all Applicable Laws, except where failure to do so would not have a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of Rainbow, and Rainbow has all licenses, permits, orders or approvals of, and has made all required registrations with any government or regulatory body that are material to the conduct of its business;

(e) Rainbow has all requisite corporate power and authority to enter into this Agreement and all documents to be delivered pursuant hereto and, subject to the terms hereof, to perform its obligations hereunder and thereunder;

(f) the execution and delivery of this Agreement and all documents to be delivered pursuant hereto, the performance of the terms hereof and thereof and the consummation of the transactions contemplated herein and therein do not and will not:

(i) result in the breach of or violate any term or provision of the articles, by-laws or governing documents of Rainbow;

(ii) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement,

instrument, license, permit or authority to which Rainbow is a party or by which Rainbow is bound or to which any of its property is subject;

(iii) give to any person any material interest or right, including the right of purchase, termination, cancellation or acceleration under any such agreement, instrument, license, permit or authority; or

(iv) violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to Rainbow;

(g) the board of directors of Rainbow has determined that the Amalgamation is fair to the holders of the Rainbow Shares, that the Amalgamation is in the best interests of the holders of the Rainbow Shares, has approved the Amalgamation and the entering into of this Agreement and will recommend that holders of Rainbow Shares vote in favour of the Continuance and the Amalgamation;

(h) Rainbow has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commission, financial advisory fees or other similar forms of compensation with respect to the transactions contemplated herein;

(i) there are no actions, suits, other legal, administrative or arbitration proceedings or government investigations commenced, or to the knowledge of Rainbow contemplated, at law or in equity or before or by any court or other Governmental Authority and which involve or affect Rainbow which could have a material adverse effect, financial or otherwise, on the assets, liabilities, business, operations, affairs, capital or financial condition of Rainbow and, to the best of the knowledge, information and belief of Rainbow, there are no grounds upon which any such actions, suits or proceedings may be commenced with a reasonable likelihood of success;

(j) the authorized capital of Rainbow consists of an unlimited number of Rainbow Shares, and, as of the date hereof, 5,527,388 Rainbow Shares are issued and outstanding, all of which are fully paid and non-assessable;

(k) no person has any agreement, option, right or privilege (including, without limitation, whether by law, pre-emptive right, contract or otherwise) to purchase, subscribe for, convert into, exchange for or otherwise require the issuance of any of the unissued shares or other securities of Rainbow, nor any agreement, option, right or privilege capable of becoming any such agreement, option, right or privilege, except for 347,990 outstanding options to purchase Rainbow Shares particulars of which are set out in Schedule "B";

(l) Rainbow has not conducted any material business since February 1, 2002 other than in connection with the Reactivation Transaction pursuant to the rules of the Exchange, and has made no expenditures or pursued any business in such manner that would otherwise be in breach of the rules of the Exchange;

(m) Rainbow is a reporting issuer in good standing in the provinces of Ontario, Alberta, British Columbia, Quebec and Saskatchewan;

(n) the outstanding Rainbow Shares are listed on the Exchange under Tier 2 with an inactive status pending Rainbow's fulfilment of the Exchange's Tier maintenance requirements no later than 18 months from February 6, 2002, and that Rainbow has been advised by the

exchange that, effective August 18, 2003, the listing of the Rainbow Shares will be transferred to a newly created board of the Exchange for inactive issuers;

(o) the minute books of Rainbow are true and correct in all material respects and contain the minutes of all meetings and all resolutions of the directors and shareholders thereof;

(p) since April 30, 2003, other than as disclosed to Jaguar or consented to by Jaguar, Rainbow has:

(i) not amended its articles, by-laws or other governing documents;

(ii) not disposed of any property or assets;

(iii) not suffered any material adverse change, financial or otherwise, in its business, financial condition, assets, properties, liabilities or operations (taken as a whole) or any occurrences or circumstances which have resulted or might reasonably be expected to result in a material adverse change thereto; or

(iv) not made any change in its accounting principles and practices as therefore applied including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;

(q) with the exception of returns associated with the financial years ended January 31, 2003 and 2002 (which will be filed by the Closing and accurately and properly reflect thereon that no taxes are due), Rainbow has duly and timely filed, in proper form, returns in respect of Taxes under the Tax Act, the income tax legislation of any province of Canada or any foreign country in which it carries on business or to the jurisdiction of which it is otherwise subject, and similar legislation of other provinces having jurisdiction over the affairs of Rainbow, for all prior periods in respect of which such filings have heretofore been required, and all Taxes shown thereon and all Taxes owing with respect to periods ended on or prior to January 31, 2001 have been paid or accrued on the books of Rainbow and all payments by Rainbow to any non-resident of Canada have been made in accordance with all applicable legislation in respect of withholding tax; and Rainbow has withheld from each payment made to any of its officers, directors, former directors and employees the amount of all Taxes (including, without limitation, income tax) and other deductions required to be withheld therefrom and has paid the same to the proper tax or other authority within the time required under any applicable tax legislation.

(r) the Rainbow Financial Statements have been or will be prepared in accordance with Canadian generally accepted accounting principles, the requirements of applicable Governmental Authority and applicable Canadian securities laws and the Rainbow Financial Statements present or will present fairly, in all material respects, the consolidated financial position and results of operations of Rainbow as of the respective dates thereof and for the respective periods covered thereby and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of Rainbow;

(s) to the best of its knowledge, all operations of Rainbow have been conducted, and are now, in compliance with all environmental laws. Rainbow is not aware of, nor subject to:

(i) any proceeding, application order or directive which relates to environmental health or safety matters, and which may require any work, repairs, construction or expenditures; or

(ii) any demand or notice with respect to the breach of any environmental laws applicable to Rainbow; and

(t) the total estimated amount of accrued and unpaid indebtedness by Rainbow as at June 6, 2003, the ordinary course operating expenses of Rainbow and the estimated costs relating to the transactions contemplated hereby amount to approximately $300,000, more particularly described in Schedule "C".

ARTICLE 8
COVENANTS OF JAGUAR

8.1 Jaguar hereby covenants and agrees that, until Closing or the termination of this Agreement, whichever is earlier, except with the prior written consent of Rainbow (and except in the ordinary course of business of the Target Business, unless expressly modified below):

(a) Jaguar will not, directly or indirectly, do or permit to occur any of the following:

(i) other than as contemplated herein, solicit any other material corporate acquisition or disposition, amalgamation, merger, arrangement or purchase or sale of assets or make any other material adverse change to the business, capital or affairs of Jaguar;

(ii) other than pursuant to the Financing or the Jaguar Stock Option Plan, enter into any agreement to issue, or grant any right to acquire (whether absolute or contingent) any securities of Jaguar;

(iii) propose or effect any changes in its capital structure or its articles or by-laws;

(iv) split, combine or re-classify the outstanding Jaguar Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise in respect of Jaguar Shares;

(v) reduce the stated capital of Jaguar or any of its outstanding shares;

(vi) acquire or agree to acquire (by merger, amalgamation, acquisition of securities or assets or otherwise) any corporation, partnership or other business or organization or division or, except in the ordinary course of business, any assets or property;

(vii) subject to the terms hereof, conduct any activity or operations that would otherwise be detrimental to the Amalgamation (the parties acknowledging and agreeing that the conduct of normal course business including ongoing mineral exploration or mining activities are not in themselves considered to be detrimental to the Amalgamation);

(viii) sell, dispose of, transfer, convey, encumber, surrender, release or abandon the whole or any part of its assets, other than production in the ordinary course and other than leases that expire in accordance with their terms;

(b) Jaguar will carry out the terms of the proposed Continuance and the Amalgamation to the extent applicable to Jaguar provided that nothing shall require Jaguar to consent to any modification of this Agreement, the Continuance, the Amalgamation or the obligations of Jaguar hereunder or thereunder;

(c) Jaguar shall:

(i) except as otherwise permitted in this Agreement, conduct Jaguar's business only in the usual ordinary course of business; and

(ii) promptly notify Rainbow orally and in writing of any material adverse change in the normal course of its business or in the operation of its business or in the operation of its properties, and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(d) Jaguar will not disclose to any person, other than officers, directors and key employees and professional advisors of Jaguar, any confidential information relating to Rainbow or Jaguar except information disclosed in the Information Circular, required to be disclosed by law, in connection with the Financing, or otherwise known to the public;

(e) Jaguar will not take any action that would deliberately render, or that may reasonably be expected to render, any representation or warranty made by Jaguar in this Agreement untrue at any time prior to the Effective Time;

(f) Jaguar will use its reasonable commercial efforts to fulfil or cause the fulfilment of the conditions set forth in Sections 4.1 and 5.1 as soon as reasonably possible to the extent the fulfilment of the same is within the control of Jaguar;

(g) Jaguar will recommend to the Jaguar Shareholders that they vote in favour of the Continuance and the Amalgamation, and use its best efforts to obtain the requisite approval of Jaguar Shareholders for the Continuance and the Amalgamation, and its board of directors shall not modify or withdraw the recommendation in favour of the Continuance or the Amalgamation unless a failure to do so shall be a breach of the fiduciary duty of the directors of Jaguar;

(h) Jaguar will assist Rainbow in the preparation of the Information Circular and provide to Rainbow such information on Jaguar and its subsidiary that is required to be disclosed in the Information Circular;

(i) Jaguar will make other necessary filings and applications under applicable Canadian federal and provincial laws required on the part of Jaguar in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such laws and regulations;

(j) Jaguar will conduct its affairs in a reasonable manner so that all of the representations and warranties of Jaguar contained herein, insofar as the accuracy of such representations

and warranties constitute a condition of closing under subsection 4.1(a), shall be materially true and correct on and as of the Closing Date as if made thereon;

(k) all information relating to Jaguar and its subsidiary provided by Jaguar to Rainbow for inclusion in the Information Circular will be true and complete in all material respects and will not contain any misrepresentation or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they were made;

(l) Jaguar will permit representatives of Rainbow to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Jaguar, its subsidiary and the Target Business for the purpose of conducting a due diligence review;

(m) Jaguar will treat and hold as such any Confidential Information it receives from Rainbow in the course of Jaguar's due diligence reviews contemplated by Section 9.1(l), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to Rainbow all tangible embodiments (and all copies) thereof which are in its possession;

(n) Jaguar will use reasonable efforts to obtain amendments to the Round A Special Warrants so that they are automatically exercisable at the Automatic Exercise Time. To the extent such amendments are not obtained prior to the Effective Date, Jaguar will notify the Round A Special Warrants holders and recommend such holders to exercise such Round A Special Warrants prior to the Reactivation Transaction;

(o) Jaguar will promptly provide Rainbow any information relating to the Financing; and

(p) Jaguar will use commercially reasonable efforts to obtain on or prior to Closing from Brazilian counsel to MSOL either an opinion addressed to Rainbow and Rainbow Counsel as to title of MSOL to its mining rights in Brazil in substantially the same form as the most current opinion rendered to MSOL, Jaguar and the Agent, or a reliance letter from Brazilian counsel to MSOL to the effect that Rainbow and the Rainbow Counsel may rely on the most current opinion as to title of MSOL to its mining rights in Brazil that has been rendered to MSOL, Jaguar and the Agent.

ARTICLE 9
COVENANTS OF RAINBOW

9.1 Rainbow hereby covenants and agrees that, until the Closing or the termination of this Agreement, whichever is earlier, or until such time as is contemplated below:

(a) Rainbow will not, directly or indirectly, do or permit to occur any of the following:

(i) solicit, initiate or encourage the submission of any proposal or offer relating to any other material corporate acquisition or disposition, amalgamation, merger, arrangement or purchase or sale of assets or make any other material adverse change to the business, capital or affairs of Rainbow;

(ii) other than in connection with the exercise of the currently outstanding Rainbow Options (the exercise price paid being a Rainbow asset on the Effective Date),

issue, enter into any agreement to issue, or grant any right to acquire (whether absolute or contingent) any securities of Rainbow;

(iii) propose or effect any changes in its capital structure or its articles or by-laws;

(iv) split, combine or re-classify the outstanding Rainbow Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise in respect of Rainbow Shares;

(v) reduce the stated capital of Rainbow or any of its outstanding shares;

(vi) acquire or agree to acquire (by merger, amalgamation, acquisition of securities or assets or otherwise) any person, corporation, partnership or other business or organization or division or, except in the ordinary course of business, any assets or property;

(vii) subject to the terms hereof, conduct any activity or operations that would otherwise be detrimental to the Amalgamation (the parties acknowledging and agreeing that the conduct of normal course operations are not in themselves considered to be detrimental to the Amalgamation);

(viii) pay, discharge or satisfy any material claims, liabilities or obligations other than in the ordinary course of business consistent with past practice or in accordance with Section 16.1;

(ix) sell, dispose of, transfer, convey, encumber, surrender, release or abandon the whole or any part of its assets, other than in the ordinary course and other than leases that expire in accordance with their terms;

(b) Rainbow shall promptly notify Jaguar orally and in writing of any material adverse change in the normal course of its business or in the operation of its business or its status, and of any governmental or third party investigations or hearings (or communications indicating that the same may be contemplated) and any material governmental or third party complaints;

(c) Rainbow will not disclose to any person, other than officers, directors and key employees and professional advisors of Rainbow, any confidential information relating to Rainbow or Jaguar except information disclosed in the Information Circular, required to be disclosed by law or otherwise known to the public;

(d) Rainbow will not take any action that would deliberately render, or that may reasonably be expected to render, any representation or warranty made by Rainbow in this Agreement untrue at any time prior to the Effective Time;

(e) Rainbow will use its reasonable commercial efforts to fulfil or cause the fulfilment of the conditions set forth in Sections 3.1 and 5.1 as soon as reasonably possible to the extent the fulfilment of the same is within the control of Rainbow, including without limitation, obtaining the Exchange's approval of the Amalgamation;

(f) Rainbow will convene the Meeting and solicit proxies to be voted at the Meeting in favour of the Amalgamation and Rainbow and its board of directors shall not modify or

withdraw the recommendation in favour of the Amalgamation unless a failure to do so shall be a breach of the fiduciary duty of the directors of Rainbow;

(g) Rainbow will prepare (in consultation with Jaguar), file and distribute to the Rainbow Shareholders in a timely and expeditious manner, the Information Circular, and any amendments or supplements to the Information Circular, all as required by Applicable Law, in all jurisdictions where the same is required complying in all material respects with all applicable legal requirements on the date of issue thereof;

(h) Rainbow will include in the Information Circular the recommendation of the board of directors of Rainbow that the Rainbow Shareholders vote in favour of the Amalgamation;

(i) Rainbow will promptly advise Jaguar of the number of Rainbow Shares for which Rainbow has received notices of dissent or written objections to the Amalgamation and will provide Jaguar with copies of such notices or written objections;

(j) Rainbow will conduct its affairs so that all of the representations and warranties of Rainbow contained herein, insofar as the accuracy of such representations and warranties constitute a condition of closing under subsection 3.1(a), shall be true and correct on and as of the Closing Date as if made thereon;

(k) all information relating to Rainbow in the Information Circular will be true and complete in all material respects and will not contain any misrepresentation or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they were made;

(l) Rainbow will permit representatives of Jaguar to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Rainbow for the purpose of conducting a due diligence review; and

(m) Rainbow will treat and hold as such any Confidential Information it receives from Jaguar in the course of Rainbow's due diligence review contemplated by Section 8.1(l), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to Jaguar all tangible embodiments (and all copies) thereof which are in its possession.

ARTICLE 10
AMALGAMATION

10.1 Rainbow and Jaguar hereby agree to amalgamate pursuant to the provisions of the OBCA and to continue as one corporation on the terms and conditions set forth in this Agreement.

10.2 On the Effective Date, subject to the OBCA and the specific terms and provisions of this Agreement:

(a) the amalgamation of Rainbow and Jaguar and their continuance as one corporation, Amalco, under the terms and conditions prescribed in this Agreement shall be effective;

(b) the property of each of Rainbow and Jaguar shall continue to be the property of Amalco;

(c) Amalco shall continue to be liable for the obligations of each of Rainbow and Jaguar;

(d) any existing cause of action, claim or liability to prosecution with respect to either or both of Rainbow or Jaguar shall be unaffected;

(e) any civil, criminal or administrative action or proceeding pending by or against Rainbow or Jaguar may be continued to be prosecuted by or against Amalco; and

(f) any conviction against, or ruling, order or judgment in favour of or against, Rainbow or Jaguar may be enforced by or against Amalco.

ARTICLE 11
AMALCO

11.1 **Certain provisions applicable to Amalco**.

(a) The name of Amalco shall be "Jaguar Mining Inc." or such other name approved by Rainbow and Jaguar and acceptable to the Exchange;

(b) The registered office of Amalco shall be located at c/o Miller Thomson LLP, 2500, 20 Queen Street West, Toronto, ON, Canada M5H 3S1;

(c) Amalco shall be authorized to issue an unlimited number of Common Shares, which shall have the rights, privileges, restrictions and conditions set forth in the Articles of Amalgamation;

(d) The minimum number of directors of Amalco shall be three (3) and the maximum number of directors of Amalco shall be eleven (11);

(e) There shall be no restrictions on the right to transfer any shares of Amalco as set forth in the Articles of Amalgamation; and

(f) There shall be no restriction on the business that Amalco may carry on.

11.2 **Amalco Directors and Officers**.

(a) The first Directors of Amalco, and of Jaguar upon the Continuance if necessary, three (3) of whom are resident Canadians, shall be the persons whose names and addresses appear below unless Jaguar shall substitute some other person acceptable to the Exchange:

Name	Address
Daniel R. Titcomb	Brazilian Resources, Inc., 48 Pleasant Street, Concord, NH 03301
Robert Jackson	370 Maple Avenue, Oakville, Ontario, Canada, L6J 2H9
Gary German	Kingsdale, Scotia Plaza, 40 King Street West, Suite 3600, Toronto, ON, M5H 3Y2, Canada
Juvenile Felix	Rua Fernandes Tourinho, 487 Sala 402 30.112-000

	- Savassi - Belo Horizonte, Minas Gerais, Brazil
Gabriel Crozzoli	Rockwater Capital Corporation, 161 Bay Street, Suite 2400, BCE Place, P.O. Box 716, Toronto, Ontario, Canada M5J 2S1

The first directors of Amalco shall hold office until the first annual meeting of the shareholders of Amalco or until their successors are duly elected or appointed.

(b) The first officers of Amalco, and of Jaguar upon the Continuance if necessary, shall be the persons whose names and titles appear below:

Name	Title
Daniel R. Titcomb	President
Jeffrey C. Kirchhoff	Chief Financial Officer and Treasurer
Robert J. Lloyd	Secretary

The first officers of Amalco shall hold office until the first annual meeting of the directors of Amalco or until their successors are duly appointed.

11.3 Certificates.

(a) On the Effective Date:

(i) upon surrender to the Depository of the certificates representing the issued and outstanding Jaguar Shares held by the Jaguar Shareholders, other than Dissenting Shareholders, the registered holders of Jaguar Shares shall be entitled to receive certificates representing that number of Amalco Shares determined in accordance with Article 13 of this Agreement;

(ii) upon surrender of the certificates representing the Rainbow Shares held by Rainbow Shareholders, other than Dissenting Shareholders, the registered holders of Rainbow Shares shall be entitled to receive certificates representing that number of Amalco Shares determined in accordance with Article 13 of this Agreement; and

(iii) the share certificates evidencing Rainbow Shares and Jaguar Shares shall cease to represent any claim upon or interest in Rainbow or Jaguar or Amalco other than the right of the holder to receive, pursuant to the terms hereof and the Amalgamation, Amalco Shares in accordance with Article 13 hereof.

(b) On the Effective Date:

(i) upon surrender to the Depository of the certificates representing the issued and outstanding Jaguar Purchase Warrants, the registered holders of Jaguar Purchase Warrants shall be entitled to receive certificates representing that number of Amalco Purchase Warrants determined in accordance with Article 13 of this Agreement;

(ii) upon surrender to the Depository of the certificates representing the issued and outstanding Jaguar Special Warrants, the registered holders of Jaguar Special Warrants shall be entitled to receive certificates representing either:

(A) that number of Amalco Special Warrants; or

(B) that number of Amalco Shares and Amalco purchase warrants;

as the case may be, determined in accordance with Article 13 of this Agreement;

(iii) upon surrender to the Depository of the certificates representing the issued and outstanding Agent's Warrants, the Agent shall be entitled to receive certificates representing that number of Amalco Agent's Warrants determined in accordance with Article 13 of this Agreement; and

(iv) the certificates evidencing Jaguar Purchase Warrants, Jaguar Special Warrants, and the Agent's Warrants shall cease to represent any claim upon or interest in Rainbow or Jaguar or Amalco other than the right of the holder to receive, pursuant to the terms hereof and the Amalgamation, the Amalco Purchase Warrants, the Amalco Special Warrants or the Amalco Agent's Warrants, as applicable, in accordance with Article 13 hereof.

11.4 The first auditors of Amalco shall be KPMG LLP, Suite 3300, Commerce Court West, P.O. Box 31, Station Commerce Court, Toronto, ON, M5L 1B2, Canada, which shall hold office until the first annual meeting of Amalco following the Amalgamation or until their successors are elected or appointed.

11.5 The by-laws of Amalco shall be the by-laws of Jaguar, until repealed, amended or altered, and such by-laws shall be in a form compatible to the OBCA and to a public company.

11.6 The financial year end of Amalco shall be December 31.

11.7 Amalco shall continue the Jaguar Stock Option Plan, subject to the consent of the Exchange and/or other applicable Governmental Authority.

11.8 Consulting Agreement. Jaguar shall on or prior to Closing offer to enter into a consulting agreement (each a "**Consulting Agreement**") with each of Robert Yeoman, Ken Johnson, Jack Tindale and Kerry D. Smith (each a "**Consultant**"), which Consulting Agreements shall provide for the engagement of each Consultant in providing consulting services to Jaguar and that, subject to approval of the Exchange, any accrued and unpaid indebtedness owing by Rainbow to each Consultant outstanding as at the Effective Date shall be satisfied in full by issuance of Amalco Shares to such Consultant on Closing at US$1.00 per share (the "**Share for Debt Transaction**") and upon such other terms and conditions as are reasonable. Amalco shall assume each Consulting Agreement as of the Effective Date.

ARTICLE 12
ARTICLES OF AMALGAMATION

12.1 Rainbow and Jaguar hereby agree that the articles of amalgamation of Amalco shall be the Articles of Amalgamation.

12.2 Subject to the provisions hereof, Rainbow and Jaguar will jointly file, with the Director, the Articles of Amalgamation of Amalco and such other documents as may be required by the OBCA to give effect to the Amalgamation as contemplated herein as soon as practicable after the Meeting, but no later than October 22, 2003.

ARTICLE 13
EFFECT OF THE AMALGAMATION

13.1 Subject to Section 13.2 hereof, on the Effective Date:

(a) each Jaguar Shareholder, other than Dissenting Shareholders and other than Rainbow and Jaguar, shall receive one (1) fully-paid and non-assessable Amalco Share for each one (1) issued and outstanding Jaguar Share held by such Jaguar Shareholder and the Jaguar Shares thus exchanged shall be cancelled without reimbursement of the capital represented by such securities;

(b) each Rainbow Shareholder, other than Dissenting Shareholders and other than Rainbow and Jaguar, shall receive one (1) fully-paid and non-assessable Amalco Share for each fourteen (14) Rainbow Shares held by such Rainbow Shareholder; provided, however, that no fractional shares shall be issued in this connection; rather, any Rainbow Shareholder entitled to receive 0.50 or greater of an Amalco Share shall receive one (1) Amalco Share, while any Rainbow Shareholder entitled to receive less than 0.50 of an Amalco Share shall forfeit such interest and receive no compensation in lieu thereof; and the Rainbow Shares thus exchanged shall be cancelled without reimbursement of the capital represented by such securities; and

(c) notwithstanding the provisions of this Article 13, all Rainbow Shares and Jaguar Shares held by or on behalf of Rainbow or Jaguar immediately prior to the Effective Time and pursuant to the Amalgamation shall be cancelled without reimbursement to Rainbow or Jaguar for the capital represented by such Rainbow Shares or Jaguar Shares.

13.2 On the Effective Date:

(a) the registers of transfer for the Rainbow Shares and Jaguar Shares shall be closed;

(b) subject to Section 13.1, the registered holders of Rainbow Shares and Jaguar Shares shall cease to be holders of Rainbow Shares and Jaguar Shares, respectively.

13.3 **Warrants, Special Warrants and Options**.

(a) At the Effective Time,

(i) each outstanding Jaguar Purchase Warrant will be replaced, without any further action on the part of the holder, with a warrant to purchase one (1) Amalco Share at the same price per share and otherwise upon the same terms and conditions as set forth in the Jaguar Purchase Warrant replaced;

(ii) each outstanding Round A Special Warrant will be replaced, without any further action on the part of the holder, with a special warrant of Amalco that is upon the same terms and conditions as the Round A Special Warrant replaced, namely, convertible, without any additional consideration, into one unit of Amalco, with

each unit consisting of one (1) Amalco Share and one half of one purchase warrant, with each whole purchase warrant entitling the holder thereof the purchase of one (1) Amalco Share at US$0.75 per share until the Warrant Expiry Time;

(iii) the Agent's Round A Warrant, if outstanding, will be replaced, without any further action on the part of the Agent, with an Agent's warrant that is upon the same terms and conditions as the Agent's Round A Warrant replaced, namely, excisable prior to the Warrant Expiry Time into an option to purchase an aggregate of 80,000 units of Amalco at US$0.50 per unit, with each unit consisting of one (1) Amalco Share and one half of one purchase warrant, with each whole purchase warrant entitling the holder thereof the purchase of one (1) Amalco Share at U.S. $0.75 per share until the Warrant Expiry Time;

(iv) the Agent's Round B.1 Warrant, if outstanding, will be replaced, without any further action on the part of the Agent, with an Agent's warrant that is upon the same terms and conditions as the Agent's Round B.1 Warrant replaced, namely, excisable prior to the Warrant Expiry Time into an option to purchase an aggregate of 30,000 units of Amalco at US$1.50 per unit, with each unit consisting of one (1) Amalco Share and one half of one purchase warrant, with each whole purchase warrant entitling the holder thereof the purchase of one (1) Amalco Share at U.S. $2.00 per share until the Warrant Expiry Time;

(v) the Agent's Round B.2 Warrant, if outstanding, will be replaced, without any further action on the part of the Agent, with an Agent's warrant that is upon the same terms and conditions as the Agent's Round B.2 Warrant replaced;

(vi) each outstanding Jaguar Option will be replaced by one Amalco Option with each Amalco Option exercisable into one (1) Amalco Share (A) at an exercise price equal to, (B) with the expiration time for exercise of the Amalco Option the same as, and (C) otherwise upon the same terms and conditions as that set forth in the Jaguar Option replaced; and

(vii) the Rainbow Options shall be replaced by one (1) Amalco Option for each fourteen (14) Rainbow Options, with each Amalco Option exercisable into one (1) Amalco Share

(A) at an exercise price fourteen (14) times the exercise price contained in the Rainbow Option being replaced,

(B) with the expiration time for exercising the Amalco Option being the same as contained in the Rainbow Option being replaced, and

(C) otherwise upon the same terms and conditions as that set forth in the Rainbow Option being replaced;

provided, however, that no fractional Amalco Option shall be issued by Amalco in connection with such exchange; rather, any holder of any outstanding Rainbow Option entitled to receive 0.50 or greater of an Amalco Option shall receive one (1) Amalco Option, while any holder of any Rainbow Option entitled to receive less than 0.50 of an Amalco Option shall forfeit such interest and receive no

compensation in lieu thereof; and the Rainbow Options thus exchanged shall be cancelled without reimbursement of the capital represented by such securities..

(b) All Jaguar B.1 Special Warrants and Jaguar B.2 Special Warrants outstanding immediately before the Automatic Exercise Time shall be automatically exercised without any further action on the part of the holder at the Automatic Exercise Time.

ARTICLE 14
TERMINATION

14.1 Notwithstanding any other rights contained herein, this Agreement may be terminated with the prior authorizations of the respective board of directors as follows:

(a) Rainbow and Jaguar may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

(b) either party may terminate this Agreement by giving written notice to the other party prior to the Effective Time if the Amalgamation has not become effective on or before October 30, 2003;

(c) this Agreement may be terminated:

(i) by Rainbow if:

(A) the conditions set forth in Sections 4.1 or 5.1 hereof are not satisfied at Closing; or

(B) Jaguar shall have changed, withdrawn or modified its recommendation to Jaguar Shareholders to vote in favour of the Continuance and/or the Amalgamation, or

(ii) by Jaguar if:

(A) the conditions set forth in Sections 3.1 or 5.1 hereof are not satisfied at Closing; or

(B) Rainbow shall have changed, withdrawn or modified its recommendation to the Rainbow Shareholders to vote in favour of the Amalgamation.

14.2 The exercise by any party of any right of termination hereunder shall be without further recourse by either party; provided, however that the provisions of Article 17 of this Agreement shall survive such termination.

ARTICLE 15
AMENDMENT

15.1 This Agreement may, at any time and from time to time before or after the holding of the Meeting, be amended by written agreement of the parties hereto without further notice to or authorization on the part of their respective shareholders, and any such amendment may, without limitation:

(a) change the time for performance of any of the obligations or acts of the parties hereto;

(b) waive any inaccuracies or modify any representation, term or provision contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with or modify any of the covenants or conditions herein contained and waive or modify performance of any of the obligations of the parties hereto;

provided that any such amendment may not reduce or materially adversely affect the consideration to be received by a Jaguar Shareholder for each Jaguar Share or by an Rainbow Shareholder for each Rainbow Share.

ARTICLE 16
COSTS

16.1 Jaguar covenants and agrees to bear its costs and expenses in connection with the transactions contemplated hereby.

16.2 Jaguar agrees to pay costs and expenses to be incurred by Rainbow in connection with the transactions contemplated hereby in accordance with the terms and conditions of this Agreement without delay, provided that:

(a) Rainbow shall promptly provide notice to Jaguar of any such costs and expenses to be incurred by Rainbow other than those listed on Schedule "C";

(b) such costs and expenses are substantially in accordance with Schedule "C" and reasonable; however, in the event Jaguar is of the opinion that the costs or expenses submitted by Rainbow are not reasonable, Jaguar shall provide an alternative for performing each task for which the cost and expenses are to be incurred and Jaguar shall pay the costs and expenses for such alternative without delay; and

(c) to the extent any of the costs and expenses may be paid at or after Closing, such costs shall be paid at or after closing; however, for greater certainty, Jaguar agrees to paid costs incurred under Section 16.2 notwithstanding whether Closing occurs.

16.3 Notwithstanding anything in this Agreement, the provisions in this Article 16 shall survive the termination of this Agreement and the Closing.

ARTICLE 17
DISCLOSURE AND CONFIDENTIALITY

17.1 Upon execution of this Agreement, the parties hereto shall issue a joint press release which announces that the parties hereto have entered into a formal agreement providing for the implementation of the Amalgamation. Other than the foregoing, no party shall issue any press release or make any public statement regarding, or disclose to any third party (except to the Exchange or otherwise as required by law, administrative regulation or legal process), and any of the terms of, the transactions contemplated hereby, without prior approval of the other party, provided that both parties may, if they mutually agree, issue or make appropriate press releases or public announcement relating to the transactions contemplated hereby.

17.2 Rainbow and Jaguar shall each promptly notify the other if at any time before the Effective Time it becomes aware that the Information Circular contains any untrue statement of a material

fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they were made, or that otherwise requires a supplement or amendment to the Information Circular. In any such event, Rainbow and Jaguar shall co-operate in the preparation of a supplement or amendment to the Information Circular or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to Rainbow shareholders and/or filed with the relevant securities regulatory authorities.

17.3 Confidentiality.

(a) Jaguar acknowledges and agrees that Rainbow would not have an adequate remedy at law and would be irreparably harmed in the event that Section 8.1(d) or 8.1(m) was not performed in accordance with its specific terms or was otherwise breached, and Jaguar agrees that Rainbow shall be entitled to injunctive relief to prevent breaches of Section 8.1(d) and 8.1(m) and to specifically enforce their terms and provisions in addition to any other remedy to which Rainbow may be entitled in law or in equity.

(b) Rainbow acknowledges and agrees that Jaguar would not have an adequate remedy at law and would be irreparably harmed in the event that Section 9.1(c) or 9.1(m) was not performed in accordance with its specific terms or was otherwise breached, and Rainbow agrees that Jaguar shall be entitled to injunctive relief to prevent breaches of Section 9.1(c) and 9.1(m) and to specifically enforce their terms and provisions in addition to any other remedy to which Jaguar may be entitled in law or in equity.

ARTICLE 18
NOTICES

18.1 Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party to any other party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by hand delivery addressed to the party to whom the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day and, if not, the next succeeding business day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 5:00 p.m. at the point of delivery in which case it shall be deemed to have been given and received on the next business day.

18.2 The address for service of each of the parties hereto shall be as follows:

if to Jaguar:

Jaguar Mining Inc.
48 Pleasant Street
Concord, NH 03301

Fax: (603) 228-8045
Attention: Daniel R. Titcomb

and a copy to:

Hinckley, Allen & Snyder LLP
43 North Main Street

Concord, NH 03301-4934

Fax: (603) 225-8350
Attn: Robert J. Lloyd, Esq.

if to Rainbow:

Rainbow Gold Ltd.
27 Airdrie Road
Toronto, Ontario M4G 1L8

Fax: (416) 861-0057
Attention: Robert Yeoman

with a copy to:

Fogler, Rubinoff LLP
Suite 4400, Royal Trust Tower
77 King Street West
Toronto, Ontario M5K 1G8

Fax: (416) 941-8852
Attention: Avi Greenspoon

ARTICLE 19
TIME

19.1 Time shall be of the essence in this Agreement.

ARTICLE 20
SURVIVAL OF REPRESENTATIONS

20.1 The representations and warranties of each of Rainbow and Jaguar contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of: (i) the termination of this Agreement in accordance with its terms; and (ii) the Effective Date.

ARTICLE 21
ENTIRE AGREEMENT

21.1 This Agreement:

(a) from the date hereof constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof; and

(b) is not intended to confer upon any other person any rights or remedies hereunder.

ARTICLE 22
SEVERABILITY

22.1 If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a) the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b) the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

ARTICLE 23
FURTHER ASSURANCES

23.1 Each party hereto shall, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

ARTICLE 24
GOVERNING LAW

24.1 This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Ontario and applicable federal laws of Canada but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Ontario.

24.2 Each party hereto hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

ARTICLE 25
EXECUTION IN COUNTERPARTS

25.1 This Agreement may be executed in identical counterparts, each of which is and is hereby conclusively deemed to be an original and counterparts collectively are to be conclusively deemed one instrument. For the purpose of this Section, a facsimile copy of the counterpart shall be deemed to be an original.

ARTICLE 26
WAIVER

26.1 No waiver by either party hereto shall be effective unless in writing and any waiver shal affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any othe matter or occurrence.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RAINBOW GOLD LTD.

Per: [signature]
Name: Robert Yeoman
Title: President.

I have the authority to bind the Corporation.

JAGUAR MINING INC.

Per: [signature]
Name: Daniel R. Titcomb
Title: President

I have the authority to bind the Corporation.

SCHEDULE "A"

JAGUAR ACTION PARTICULARS

The guaranty of the debt of Minercao Santa Maria, Ltda. to DSI Consult-Projectos, Consultoria e Services, Ltda. in the approximate amount US $50,000 and which has been agreed to be paid by Brazilian Resources, Inc. in installments over the months of June through October 2003 and which guaranty will not have an adverse effect on the ability of MSOL to develop or mine its properties.

SCHEDULE "B"

RAINBOW OPTION PARTICULARS

RAINBOW GOLD LTD.

LIST OF OPTIONS GRANTED AS AT JUNE 10, 2003

NAME	EXERCISE PRICE	EXPIRY DATE	TOTAL	
Estate of Dennis Gray	$1.50	October 2, 2003		3,000
Griffiths, Glyn	1.50	October 2, 2003		3,000
Haber, Lawrence	0.50	March 26, 2004	25,000	
	0.50	March 6, 2005	10,000	35,000
Johnson, Kenneth	0.50	March 6, 2005	40,000	
	0.05	December 7, 2006	100,000	140,000
Murray, Verna	1.50	October 2, 2003		1,500
Ramsden, Bruce	0.50	March 6, 2005		20,000
Satchu, Fareeda	0.50	March 6, 2005		2,500
Shaw, Tim	1.50	October 2, 2003		3,000
Smith, Kerry	0.50	June 2, 2005	10,000	
	0.05	December 7, 2006	50,000	60,000
Tindale, John	0.50	June 2, 2005	10,000	
	0.05	December 7, 2006	50,000	60,000
Yeoman, Robert	0.50	March 6, 2005		19,990
GRAND TOTAL				347,990

RGY
June 10,2003

SCHEDULE "C"

RAINBOW DEBT, COSTS AND EXPENSE ESTIMATES

RAINBOW GOLD LTD.

FORECAST OF ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

ON ASSUMED DATE OF AMALGAMATION AUGUST 31, 2003

Creditors and accruals as at June 6, 2003 per attached schedule			$113,556
Normal monthly expenses to date of amalgamation:			
Robert Yeoman	$2,500		
Rent	500		
Cumputershare	1,200		
Sundry	500		
	$4,700 x 3		14,100
Expenses of Extraordinary General Meeting:			
Mailing of Information Circular		$10,000	
Printing of Information Circular		9,000	
KPMG input to Information Circular		20,000	
Printing of Annual Report		4,500	43,500
Amalgamation Expenses:			
Computershare		$15,000	
Fogler, Rubinoff LLP		112,500	
Share Certificates		1,500	129,000
Estimated creditors and accruals as at August 31,2003			**$300,156**
		United States Dollars	**$223,297**

RAINBOW GOLD LTD.

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

AS AT JUNE 6, 2003

ALL DOLLARS ARE CANADIAN

Churchill Property Vendors			$20,000.00
Computershare:	Warrant Register(1)	$3,174.13	
	Comm. Share Register	4,743.76	
	Consolidation Fees	6,042.17	13,960.06
Kensington Corporation			271.78
ADP Can $ a/c			318.33
Automatic Data Processing US$ a/c			1,312.02
Deneys Reitz Inc.			394.35
Fogler, Rubinoff LLP (2)			1,377.95
Seal River Explorations Ltd.			4,171.93
Robert Yeoman	Office Rent		1,605.00
	Consulting Fees June 2002-May,2003		27,857.47
	Loan to Rainbow		21,550.47
CIBC World Markets			3,277.35
Year ended Jan.31, 2003 KPMG llp bal.audit fee accrual			5,0[illegible]00
Group Telecom accrual			5[illegible]0
Tax returns 2002 fee accrual			3,500.00
Tax returns 2003 fee accrual			3,500.00
Jack Tindale consulting accrual			2,500.00
AT & T accrual			49.00
Ken Johnson consulting accrual			3,000.00
Visa card			460.86
Digital Plus Graphics			69.00
2003 audited financial statements filing fees(3)			4,000.00
Less: GST recoverable included in above			(4,669.15)
Total			$113,556.42

(1) Relates to warrants which have expired.
(2) Excludes amalgamation expenses.
(3) Includes SEDAR and SEDI filing fees also.

RY
May 2, 2003

EXHIBIT "1"

ARTICLES OF AMALGAMATION

For Ministry Use Only
À l'usage exclusif du ministère

Ontario Corporation Number
Numéro de la compagnie en Ontario

1.

Form 4
Business
Corporations
Act

*Formule
numéro 4
Loi sur les
compagnies*

ARTICLES OF AMALGAMATION
STATUTS DE FUSION

1. The name of the amalgamated corporation is: *Dénomination sociale de la société issue de la fusion:*

J A G U A R   M I N I N G   I N C .

2. The address of the registered office is: *Adresse du siège social:*

Suite 2500, 20 Queen Street West

(Street & Number or R.R. Number & if Multi-Office Building give Room No.)
(Rue et numéro, ou numéro de la R.R. et, s'il s'agit d'un édifice à bureaux, numéro du bureau)

City of Toronto — M 5 H 3 S 1

(Name of Municipality or Post Office)
(Nom de la municipalité ou du bureau de poste)

(Postal Code/Code postal)

3. Number (or minimum and maximum number) of directors is: *Nombre (ou nombres minimal et maximal) d'administrateurs:*

Minimum: 3, Maximum: 11

4. The director(s) is/are: *Administrateur(s):*

First name, initials and surname *Prénom, initiales et nom de famille*	Address for service, giving Street & No. or R.R. No., Municipality and Postal Code *Domicile élu, y compris la rue et le numéro, le numéro de la R.R., ou le nom de la municipalité et le code postal*	Resident Canadian State Yes or No *Résident canadien Oui/Non*
Daniel R. Titcomb	48 Pleasant Street, Concord NH 03301	No
Robert Jackson	370 Maple Ave., Oakville, Ontario L6J 2H9	Yes
Gary German	Scotia Plaza, 40 King Street West, Suite 3600 Toronto, Ontario M5H 3Y2	Yes

A

4. The director(s) is/are: *Administrateur(s):*

First name, initials and surname *Prenom, initiales et nom de famille*	Address for service, giving Street & No. or R.R. No., Municipality and Postal Code. *Domicile élu, y compris la rue et le numéro, le numéro de la R.R., le nom de la municipalité et le code postal*	**Resident Canadian State Yes or No** ***Résident canadien Oui/Non***
Juvenile Felix	Rua Fernandes Tourinho, 487 Sala 402 30.112-000, Savassi - Belo Horizonte, Minas Gerais, Brazil	No
Gabriel Crozzoli	161 Bay Street, Suite 2400 BCE Place, P.O. Box 716 Toronto, Ontario M5J 2S1	Yes

5. A) The amalgamation agreement has been duly adopted by the shareholders of each of the amalgamating corporations as required by subsection 176 (4) of the Business Corporations Act on the date set out below. [X]

A) Les actionnaires de chaque compagnie qui fusionne ont dûment adopté la convention de fusion conformément au paragraphe 176 (4) de la Loi sur les compagnies à la date mentionnée ci-dessous. 2.

Check A or B — Cocher A ou B

B) The amalgamation has been approved by the directors of each amalgamating corporation by a resolution as required by section 177 of the Business Corporations Act on the date set out below. The articles of amalgamation in substance contain the provisions of the articles of incorporation of [ ]

B) Les administrateurs de chaque compagnie qui fusionne ont approuvé la fusion par voie de résolution conformément à l'article 177 de la Loi sur les compagnies à la date mentionnée ci-dessous. Les statuts de fusion reprennent essentiellement les dispositions des statuts constitutifs de

and are more particularly set out in these articles.

et sont énoncés textuellement aux présentes statuts.

Names of amalgamating corporations *Dénomination sociale des compagnies qui fusionnent*	Ontario Corporation Number *Numéro de la compagnie en Ontario*	Date of Adoption/Approval *Date d'adoption ou d'approbation*
Rainbow Gold Ltd.		
Jaguar Mining Inc.		

6. Restrictions, if any, on business the corporation may carry on or on powers the corporation exercise.

Limites, s'il y a lieu, imposées aux activités commerciales ou aux pouvoirs de la compagnie. 3.

NONE

7. The classes and any maximum number of shares that the corporation is authorized to issue:

Catégories et nombre maximal, s'il y a lieu, d'actions que la compagnie est autorisée à émettre:

Class of Shares	Maximum Number
Common shares	Unlimited

8. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:

Droits, privilèges, restrictions et conditions, s'il y a lieu, rattachés à chaque catégorie d'actions et pouvoirs des administrateurs relatifs à chaque catégorie d'actions qui peut être émise en série: 4.

NONE

9. The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows:

L'émission, le transfert ou la propriété d'actions est/n'est pas restreinte. Les restrictions, s'il y a lieu, sont les suivantes: 5.

None

10. Other provisions, (if any):

Autres dispositions, s'il y a lieu:

(a) The directors of the corporation may, without authorization of the shareholders:

(i) borrow money on the credit of the Corporation;

(ii) issue, reissue, sell or pledge debt obligations of the Corporation;

(iii) subject to the Business Corporations Act of Ontario, give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

(iv) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

The directors may from time to time delegate to such one or more of the directors and officers of the Corporation as may be designated by the directors all or any of the powers conferred on the directors above to such extent and in such manner as the directors shall determine with respect to each such delegation.

11. The statements required by subsection 178(2) of the Business Corporations Act are attached as Schedule "A".

Les déclarations exigées aux termes du paragraphe 178(2) de la Loi sur les compagnies constituent l'annexe "A".

12. A copy of the amalgamation agreement or directors resolutions (as the case may be) is/are attached as Schedule "B".

Une copie de la convention de fusion ou les résolutions des administrateurs (selon le cas) constitute(nt) l'annexe "B".

These articles are signed in duplicate.

Les présents statuts sont signés en double exemplaire. 6.

Names of the amalgamating corporations and signatures and descriptions of office of their proper officers.	*Dénomination sociale des compagnies qui fusionnent, signature et fonctic ...urs dirigeants régulièrement désignés.*

RAINBOW GOLD LTD.

Per: ______________________

____
Name of Officer

____
Office held

JAGUAR MINING INC.

Per: ______________________

____
Name of Officer

____
Office Held

ADDENDUM TO AMALGAMATION AGREEMENT

THIS ADDENDUM TO THE AMALGAMATION AGREEMENT made as of the 8th day of October, 2003,

BETWEEN:

RAINBOW GOLD LTD., a body corporate incorporated under the laws of Ontario (hereinafter called "Rainbow")

OF THE FIRST PART

- and -

JAGUAR MINING INC., a body corporate incorporated under the laws of Ontario (hereinafter called "Jaguar")

OF THE SECOND PART

WHEREAS Rainbow and Jaguar entered into an amalgamation agreement dated June 16, 2003 (the "Amalgamation Agreement");

AND WHEREAS the Amalgamation Agreement provided, inter alia, that the company resulting from the amalgamation ("Amalco") shall continue to be liable for the obligations of each of Rainbow and Jaguar;

AND WHEREAS pursuant to Jaguar's "Financing", as that term is defined in the Amalgamation Agreement, and in furtherance of the sponsorship of the proposed listing of Amalco on the TSX Venture Exchange, but subsequent to the execution of the Amalgamation Agreement by the parties thereto, Jaguar entered into an option agreement with Kingsdale Capital Markets Inc. ("Kingsdale") dated September 23, 2003 to purchase up to 350,000 Jaguar common shares (the "Option Agreement"), an additional option agreement with Kingsdale dated October 1, 2003 to purchase up to 102,500 Jaguar common shares (the "Additional Option Agreement"), and granted to Kingsdale a purchase warrant certificate dated October 8, 2003 entitling Kingsdale to purchase 100,000 Jaguar common shares (the "Sponsor Warrant");

NOW THEREFORE IN CONSIDERATION of the covenants and agreements in the Amalgamation Agreement and herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

1 This addendum to the Amalgamation Agreement (the "Addendum") shall be deemed to form part of the original Amalgamation Agreement;

2 The Option Agreement and the Additional Option Agreement will, upon the completion of the amalgamation of Rainbow and Jaguar, be replaced, without any further action on the part of Kingsdale except the surrendering of the Option Agreement and Additional Option Agreement to Amalco, with a single Amalco option agreement entitling Kingsdale to purchase

452,500 common shares of Amalco at an exercise price of US$2.00 per Amalco common share and otherwise upon the same terms and conditions set forth in the Option Agreement and Additional Option Agreement replaced;

3. The Sponsor Warrant will, in accordance with the provisions hereof upon the completion of the amalgamation of Rainbow and Jaguar, be replaced, without any further action on the part of Kingsdale except the surrendering of the Sponsor Warrant to Amalco, with an Amalco sponsor warrant entitling Kingsdale to purchase 100,000 common shares of Amalco at an exercise price of US$1.50 per Amalco common share and otherwise upon the same terms and conditions set forth in the Sponsor Warrant replaced.

IN WITNESS WHEREOF the parties hereto have executed this Addendum as of this 8th day of October, 2003.

RAINBOW GOLD LTD.

Per: [signature]
Name: Robert Yeoman
Title: President & Corporate Secretary
I have authority to bind the Corporation

JAGUAR MINING INC.

Per: [signature]
Name:
Title: President/CEO
I have authority to bind the Corporation

MILLER THOMSON LLP

Barristers & Solicitors, Patent & Trade Mark Agents

2500, 20 Queen Street West
Toronto, ON Canada M5H 3S1
Tel. 416.595.8500
Fax: 416.595.8695
www.millerthomson.com

1591416

Direct Line: 416.597.4370
E-mail: elaius@millerthomson.ca

BOX #48

October 8, 2003

5506114

Companies and Personal Property Security Branch
Ministry of Consumer and Business Services
393 University Avenue
Suite 200
TORONTO ON M5G 2M2

Dear Sirs:

Re: Jaguar Mining Inc. (the "Corporation")

On behalf of the Corporation, I enclose the following for appropriate filing:

- Articles of Amalgamation with an Addendum in duplicate
- with cheque for $330.00
- ~~with NUANS name search report~~

Yours truly,

Eli Laius

Encls.